Exhibit 99



News                                      Phillips Petroleum Company
                                          Media Relations
                                          Bartlesville, Oklahoma 74004
                                          www.phillips66.com/newsroom
----------------------------------------------------------------------
Contacts:                                        FOR IMMEDIATE RELEASE
     Kristi DesJarlais (media)   918-661-6117    ---------------------
     Clayton Reasor (investors)  212-207-1996


           Phillips Replaces 135 Percent of 2001 Production

           Five-year-average replacement equals 359 percent;
                   Five-year F&D costs average $3.39

BARTLESVILLE, Okla., Feb. 25, 2002 --- Phillips Petroleum Company
[NYSE:P] added 433 million barrels of oil equivalent (BOE), net of sales, to its worldwide proved reserves in 2001, replacing 135 percent of its 2001 worldwide oil and gas production.

From 1997 through 2001, Phillips' five-year-average production replacement equaled 359 percent, while finding-and-development costs averaged $3.39 per BOE. The company's three-year-average production replacement equaled 478 percent, while finding-and-development costs averaged $3 per BOE. Both the three-year and five-year replacement figures were significantly impacted by the company's 2000 acquisition of ARCO's Alaskan assets.

The company's average 2001 finding-and-development cost, at $5.97 per BOE, reflects Phillips' ongoing commitment to build its legacy asset positions. The number includes exploration costs, as well as significant development expenditures for the company's worldwide legacy projects.

"Phillips' growth over the past few years is the result of outstanding business development efforts, as well as recent improvements in our exploration program," said Dodd DeCamp, senior vice president of worldwide exploration. "We have dramatically improved the success rate and materiality level of our exploration program due to a clearer focus on lower risk prospects in fewer, better areas. This past year was outstanding for us, with exploration and appraisal successes in Alaska, China, Kazakhstan, the Lower 48 states, the Barents Sea, and the North Sea. Overall, we completed 42 exploration and appraisal wells with a success rate of 62 percent, up from 45 percent in 2000 and 38 percent in 1999."

"We are continuously improving our portfolio and focusing our spending on exciting, significant opportunities. Our 2002 exploration drilling program will concentrate primarily on four very promising areas: deepwater offshore Angola, the northern Caspian Sea, Alaska, and the Atlantic Margin of northwest Europe. We are confident that our exploration program will continue to provide long-life reserves, supporting our strategy to build on our legacy assets."

                               - more -

Phillips Replaces 135 Percent of 2001 Production
Page 2

The company's worldwide hydrocarbon production increased 18 percent in 2001 to 321 million BOE, up from 271 million BOE in 2000. Even with the additional production, Phillips more than replaced these volumes, increasing its worldwide proved reserves 2.3 percent to 5.13 billion BOE in 2001, up from 5.02 billion BOE in 2000. Crude oil and natural gas reserves each increased 3 percent, while worldwide proved reserves of natural gas liquids decreased 6 percent. Phillips' proved reserve-to-current-production ratio is 16 years.

Phillips replaced 99 percent of its reserves produced in the United States at an average cost of $5.15 per BOE. In the Lower 48, Phillips replaced 128 percent of its production at an average cost of $5.08 per BOE. The company replaced 214 percent of its non-U.S. production at an average finding-and-development cost of $6.80 per BOE.


                               - # # # -













 CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
        OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains forward-looking statements about Phillips' proved reserve replacements in the U.S. and on a worldwide basis, and average finding-and-development costs. The factors identified in this cautionary statement are important factors, but not necessarily all factors, that could cause actual results to differ materially from those expressed. Factors that could cause the result to differ from those expected or believed are: further analysis of current reserve and cost data; additional reserve data not received or analyzed as of December 2001; and errors in interpretation and mechanical compilation of data. In any forward-looking statement in which the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Additional information on such matters can be found in the company's publicly available filings with the Securities and Exchange Commission
(SEC). Copies of the company's filings with the SEC are available free by calling Phillips at 918-661-3700. These reports also are available on the company's Web site at http://www.phillips66.com.